DMK Pharmaceuticals Corporation 8-K

Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

RESTATED CERTIFICATE OF INCORPORATION OF

ADAMIS PHARMACEUTICALS CORPORATION

Adamis Pharmaceuticals Corporation, a corporation organized under and existing under the laws of the State of Delaware (the “Company”), certifies that:

FIRST: The name of the Company is Adamis Pharmaceuticals Corporation.

SECOND: The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the Delaware General Corporation Law (the “DGCL”), duly approved and adopted resolutions to amend Article I of the Restated Certificate of Incorporation of the Company, which is hereby amended as follows:

“I.

The name of this corporation is DMK Pharmaceuticals Corporation (the “Company”).”

THIRD: That this Certificate of Amendment to the Restated Certificate of Incorporation of the Company has been duly adopted in accordance with Section 242 of the DGCL.

IN WITNESS WHEREOF, this Certificate of Amendment to the Restated Certificate of Incorporation has been duly executed by its authorized officer on this 6th day of September, 2023.

ADAMIS PHARMACEUTICALS CORPORATION

By:	/s/ Ehrahim Versi
Ebrahim Versi
Chief Executive Officer